Exhibit 5.2

January 23, 2017

Board of Directors

New York Mortgage Trust, Inc.

275 Madison Avenue

New York, New York 10016

Re:                             New York Mortgage Trust, Inc. — 6.25% Senior Convertible Notes Due 2022

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $138,000,000 aggregate principal amount of 6.25% Senior Convertible Notes Due 2022 of the Company (the “Notes”) to be issued under a supplemental indenture (the “Supplemental Indenture”) to the indenture (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), each dated as of the date hereof, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and sold to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated January 17, 2017 (the “Underwriting Agreement”), by and among the Company, on the one hand, and Nomura Securities International, Inc. (the “Underwriter”), including an additional $18,000,000 aggregate principal amount of the Notes to be issued to the Underwriter pursuant to its exercise of the option to purchase additional Notes set forth in Section 3(b) of the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, we have examined the following documents:

(i)                                     the Company’s Registration Statement on Form S-3ASR (Registration No. 333-213316), as filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2016, which became automatically effective upon filing with the Commission pursuant to the Securities Act (the “Registration Statement”);

(ii)                                  the preliminary prospectus supplement, dated January 17, 2017, in the form filed with the Commission on January 17, 2017 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated August 25, 2016;

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(iii)                               the final prospectus supplement, dated January 17, 2017, as filed with the Commission on January 19, 2017 pursuant to Rule 424(b) under the Securities Act;

(iv)                              the Issuer Free Writing Prospectus, dated January 17, 2017, as filed with the Commission on January 18, 2017;

(v)                                 an executed copy of the Underwriting Agreement;

(vi)                              executed copies of the Base Indenture and the Supplemental Indenture;

(vii)                           a certificate of the Chairman, Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date hereof, as to certain factual matters (the “Officers’ Certificate”); and

(viii)                        the form of certificate used to evidence the Notes, as certified by the Secretary of the Company on the date hereof.

In addition to our examination of the documents referred to above, we also have examined originals or reproductions or certified copies of certain records of the Company and certificates of officers of the Company and of public officials. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the due authorization, execution and delivery of all documents by all parties, and, except to the extent expressly stated in the opinions contained herein, the validity, binding effect and enforceability thereof, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures, (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination, (vii) that the Notes have been duly authenticated, issued and delivered by the Trustee and (viii) the accuracy of the representations and warranties, and the respective performance of the agreements, of each of the Company and of the Underwriter in the Underwriting Agreement.

As to factual matters, we have relied upon the accuracy of the representations and warranties made in the Underwriting Agreement, on certificates of officers of the Company and on certificates and oral advice of public officials. Without limiting the generality of the foregoing, for purposes of our opinion, we have not searched any electronic or other databases, nor have we conducted a search of the dockets of any court or administrative or other regulatory agency.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, by general principles of equity and an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws. With respect to the opinions expressed, we express no opinion as to the enforceability of provisions of the Indenture or the Notes (i) that obligate the Company to increase the Conversion Rate (as defined in the Indenture) in the event of a Make-Whole Fundamental Change (as defined in the Indenture) to the extent such increase may be deemed an unenforceable penalty or (ii) relating to amounts payable on the Notes upon acceleration that may be deemed to be unearned interest.

We do not purport to express any opinion on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.